Solution for BRI-ROL-001 PHASE I/IIA STUDY OF SV-BR-1-GM REGIMEN IN Metastatic or Locally Recurrent Breast Cancer Patients in Combination with INCMGA00012 and Epacadostat

Project QTE-9141060, Version 2

Date: 07 Jun 2019

Prepared for

BriaCell Therapeutics Corp 820 Heinz Avenue

Berkeley, CA 94710 Markus Lacher

Senior Director, R&D and Head of R&D

Phone: 925-681-9553

Provided by

Catalent Pharma Solutions, LLC

Address: 10381 Decatur Road, Philadelphia, PA 19154

Account Executive: Brandon Pena

Phone:310-596-0398	Email: brandon.pena@catalent.com

Proposal Lead: Ken Penkala

Phone: 215-501-1260	Email: ken.penkala@catalent.com

www.catalent.com

more products. better treatments. reliably supplied.™

Section 1. Version History

Revisions

Version	Date Issued	Reason(s)
01	15May2019	Ballpark Estimate
02	07Jun2019	Updated

Section 2. Executive Summary

Catalent Pharma Solutions, LLC(“Catalent”) will perform clinical supply services for BriaCell Therapeutics Corp (““Client”) under QTE-9141060 (the “Project”). All activities will be conducted per cGMP.

This Quotation is valid for a period of 30 days unless mutually agreed otherwise. The Project will start once the fully executed Quotation (the “Quotation”), materials and purchase order (if required) is received by Catalent. A signed and effective Quality Technical Agreement is required to be on file prior to the initiation of any GMP activities.

TOTAL PROJECT PRICE	PRICE ($)
Project Set-Up Fees	8,900
Procurement Fees (i.e. Booklet Labels, Ancillaries)	4,313
Packaging Fees	53,049
Catalent Estimated Fee-For-Service	78,905
Estimated Courier Fees	4,000
TOTAL	$149,167

Pricing in this Quotation is based on the following:

Primary / Secondary Packaging:

Primary:

●	~66,600 Epacadostat tablets to be bottled. Produce ~1,200- 56ct. bottles in 2 packaging campaigns.
●	No Tooling required. Bottles to be hand-filled

Secondary:

●	The Epacadostat filled bottles will be labeled with a single panel label. Approximately 1,200 labeled bottles will be produced, in two packaging campaigns.
●	INCMGA00012- Approximately 420 vials will be labeled with a single panel label and placed into a carton. The carton will be labeled with a single panel label and rendered tamper evident. Approximately 420 labeled cartons will be produced, in two packaging campaigns.
●	Assumed Catalent will provide all labels and cartons.

Receipt, Storage and Distribution:

●	A Catalent US site (PHL) will provide distribution to clinical sites in the US.
●	Catalent assume there will be 10 receipts of product. Two receipts each of: Epacadostat, INCMGA00012, Cyclophosphamide, Candin, and Interferon.
●	Catalent assumes that Epacadostat and Cyclophosphamide drug will be stored at controlled room temperature conditions.

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●	Catalent assume that Candin, INCMGA00012, and Intron drug will be stored at 2-8° C temperature conditions.
●	Catalent will utilize 10 storage locations for IMP.
●	Catalent will utilize 2 storage location for consumable materials.
●	Catalent assumes that shipments will occur under CRTand 2-8°C conditions.
●	Catalent assumes there will be 2 shipments per site.
●	Catalent assumes Cyclophosphamide, Candin, and Interferon will not require repackaging and will be for distribution to sites only.

Pricing includes access to Catalent fusion™, a web-based portal platform that provides a secure, robust, web-enabled solution allowing 24/7 access to documents, information and reports. Pricing includes a dedicated Project Manager to support all facets of the project as outlined below.

Brexit Guidance

The UK is currently negotiating the terms of leaving the EU (Brexit) by 31 October 2019. There remains no definitive indication on changes to future regulatory and cross border trade requirements

The possible need to modify the supply chain for products from UK to EU (and EU to UK) cannot be confirmed until negotiations are concluded and the cost/complexity is known.

Planning for all scenarios is prudent to ensure continuity of supply to patients regardless of the outcome, as such Catalent recommend including all 3 EU Sites in regulatory submissions to provide maximum flexibility to use any named Catalent CSS facility in the future.

Section 3. Project Activities

3.1. Project Materials

The following clinical trial materials, components, tooling and miscellaneous items will be required for this study:

Product	Strength	Number of Batches / Lots	Details / Comments	Provided By
Cyclophosphamide	500mg	2	N/A	Catalent
Intron A	40,000 IU	2	N/A	Catalent
Candin	N/A	2	N/A	Catalent
INCMGA00012	375mg	2	N/A	*BriaCell Therapeutics
Epacadostat	300mg	2	N/A	*BriaCell Therapeutics
Bottle-100cc	N/A	1	N/A	Catalent
Closure 38/400	N/A	1	N/A	Catalent

*Inventory transfer from Incyte to BriaCell, via existing stock at Catalent.

BriaCell Therapeutics Corp will provide Catalent with a delivery note/packing list of any bulk stock, patient kits or ancillary supplies to be sent.

3.2. Packaging and Labeling

Packaging will take place under controlled ambient conditions.

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3.2.1. Primary Packaging

Bottle Filling

Catalent will fill bottles containing Epacadostat in the quantities listed below. Caps and induction seals will be applied to each bottle.

Item	Contents	Quantity to be Produced
Epacadostat	56 fill count	~420 Bottles- Run 1
Epacadostat	56 fill count	~780 Bottles- Run 2

3.3. Randomization, Label Translations, Label Designs and Label Printing

Randomization

Label Randomization	Generation of Randomization List	Importation of Randomization list
BriaCell Therapeutics	BriaCell Therapeutics	BriaCell Therapeutics

Label Translations

Provision of Master English Label Text	Provision of Translated Label Text	Regulatory Review Performed By
BriaCell Therapeutics	BriaCell Therapeutics	BriaCell Therapeutics

Label Design

Catalent will provide label proofs to Client for review and approval prior to printing. The following labels are to be designed:

Label Design	Label Description	Countries	Label Type
1	Bottle	USA	Single Panel
2	Vial	USA	Single Panel
3	Carton	USA	Single Panel

Label Printing

All label printing will be performed internally at Catalent.

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3.4. Secondary Packaging

Labeling and Assembly

●	The Epacadostat filled bottles will be labeled with a single panel label. Approximately 1,200 labeled bottles will be produced, in two packaging campaigns (campaign 1- ~420 bottles, campaign 2- ~780 bottles).
●	INCMGA00012- Approximately 420 vials will be labeled with a single panel label and placed into a carton. The carton will be labeled with a single panel label and rendered tamper evident. Approximately 420 labeled cartons will be produced, in two packaging campaigns (campaign 1- ~147 cartons, campaign 2- ~273 cartons).

3.5. Receipt, Clinical Storage and Distribution

3.5.1. Clinical Storage Conditions

Clinical Trial Materials will be received and stored at Catalent at controlled room temperature (15°C to 25°C) and under refrigeration (2° to 8°C) in a secure, temperature-controlled, limited-access area.

3.5.2. Distribution Conditions

Clinical Trial Materials will be distributed at controlled room temperature (15°C to 25°C) and under refrigeration (2° to 8°C).

Standard Service – request must be received no later than 12 noon (local time) or 10 am (Germany local time) for shipment to be processed as requested within 2 working days.

For shipments requiring insulated shippers, Catalent can provide a selection of shippers with standard configurations that have been performance tested to provide options for a range of conditions. Client is responsible to provide Catalent with proper packing instructions if a packaging validation has been performed.

Premium Service – Clinical Storage & Distribution:

Catalent may offer a Premium Service where receipts or shipments are required to be processed on a non-standard timeline. If expedited receipts or shipments are required, charges will be applied to the Project Pricing Fees for services provided by Catalent, as below. Premium Service charges may also be applied where Client-supplied documentation or information has not been provided in a manner or timeframe allowing for a standard turnaround time for receipts or shipments. If a premium courier service is required to support an expedited shipment, then the associated courier fees will also be charged to the Client.

Note: Due to external factors (e.g., surrounding temperature, false storage, false conditioning of a shipper), Catalent does not guarantee the temperature of any shipment.

3.5.3. Distribution Systems Integration

BriaCell Therapeutics Corp has confirmed that IRT services will be provided by TBD.

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fusionInSite™ TRD

Through Catalent’s fusionInSite™ portal, Clients can access in a central place the Temperature Recording Device (“TRD”) related data associated with their shipments. This is a subscription service per Project which many of Catalent’s third-party depots also support. Third-party depots provide TRD data to Catalent and this is automatically uploaded against the specific shipment, enabling the Client to view in fusionInSite™.

fusionConnect™ – Receiving Shipment Requests from IRT

Catalent requests that Client send all shipment requests to Catalent’s integration platform, fusionConnect™, from either Client’s in-house systems or preferred IRT. Catalent, via fusionConnect™, will send acknowledgments and additional information when shipments are dispatched and delivered, adding significant value to the Client’s clinical trial monitoring and management. Catalent has a standard messaging format to receive and send shipment information and will share technical specifications as part of the engagement process. If Catalent has not integrated with a particular IRT then it will engage with that IRT to use the Catalent standard messaging format. Similarly, if the vendor system has not been previously integrated to then a “custom” adapter will be created, if required at an additional cost.

Note: Client MUST instruct IRT that integration to fusionConnect™ is required.

Inserted as additional line in Distribution Pricing section:	Price
fusionConnect™ Study set-up fee	$1,600
fusionConnect™ custom adapter creation fee	Based upon agreed specifications

3.6. Clinical Supplies Management

Clinical Supplies Management (CSM) combines the experience of our drug supply professionals with simulation/forecasting capabilities, for either a single protocol or an entire program, supporting your study from initial strategy to final drug accountability to provide cost effective approaches and give you peace of mind.

Your Catalent Clinical Supplies Manager will liaise with Catalent Project Managers, the Sponsor, Clinical and IRT personnel to assist with supply forecasts and managing the supply strategy throughout the project lifecycle. This role includes effective management, monitoring and re-forecasting of packaging and distribution strategy to maximize the effectiveness of the clinical supply chain while minimizing cost and risk.

Three levels of service can be provided:

●	Clinical Supplies Management Consultation brings the experience and expertise of the drug supply process to the client on an “as needed” basis at one or more points in the project lifecycle.

●	Clinical Supplies Management brings the experience and expertise of the drug supply process to the client in a full time capacity across the complete project lifecycle from initial packaging/distribution strategy to final drug accountability.

●	Clinical Supplies Management combined with Simulation Optimization. Utilization of the Simulation tool executes various scenarios based upon numerous Monte Carlo simulations to mirror real life variability in the course of your clinical trial. Simulation allows fast comparison of various supply and clinical plan strategies, providing data to answer supply chain costs of What If questions such as:

○	Variations in size of lots; expiry dates; enrollment rates; # sites; # countries; # depots…
○	Order quantity and phasing of purchases or manufacture campaigns
○	Central vs regional or local randomizations
○	Implications to distribution costs of various strategies

Pricing for any of the above services can be provided upon request.

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3.7. Handling of Returns

Catalent does not customarily receive Returned medications (unused or used) for reuse. Exceptions to this will require review by Catalent.

If requested, Catalent will receive the Clinical Trial Materials from the clinical site and perform accountability to the shipping unit level.

A shipper returned from the study site(s) may contain more than one patient pack but should not exceed 10kg weight. Catalent will not accept sharps or used syringes with needles intact as returned clinical supplies. These supplies are considered medical waste.

Returned unused Clinical Trial Materials will be stored in an appropriate area at ambient temperature (unless otherwise specified) and kept segregated until requested by BriaCell Therapeutics to arrange for destruction.

On destruction, a Certificate of Destruction will be provided to BriaCell Therapeutics.

Section 4. Project Pricing Detail

4.1. Set Up Fees

PROJECT SET UP
Item	Description	Unit Price ($)	Est. Quantity	Est. Price ($)
Set-up Fee – Packaging Primary packaging and/or Secondary packaging Single panel label application 2 dose strengths	Per initial set-up	$1,800	2	3,600
	Per subsequent set-up (assumes same scope as Initial run)	$900	2	1,800
Set-up Fee – Distribution One country, One Catalent facility Non-hazardous, not controlled drug	Per study set-up - US	$3,500	1	3,500
Subtotal				$8,900

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4.2. Fixed Fees

Catalent PHL

PACKAGING AND LABELING
Description	Price ($)
Batch Records and Labor- Epacadostat Bottle Filling Campaign 1	7,500
Batch Records and Labor- Epacadostat Bottle Labeling Campaign 1	7,500
Batch Records and Labor- INCMGA00012 Campaign 1	9,571
Batch Records and Labor- Epacadostat Bottle Filling Campaign 2	7,500
Batch Records and Labor- Epacadostat Bottle Labeling Campaign 2	10,044
Batch Records and Labor- INCMGA00012 Campaign 2	10,934
Components	4,313
Subtotal	$57,362

4.3. Fee-For-Service

Catalent US (PHL)

PROJECT MANAGEMENT
Item	Description	Unit Price ($)	Est. Quantity	Est. Price ($)
Management Fee – includes Project Management Service to support monitoring of study execution-	Per Month (Non CRO)	$495	24	11,880
Subtotal				$11,880

RECEIPT AND STORAGE
Item	Description	Unit Price ($)	Est. Quantity	Est. Price ($)
Receipt of supplies	Per Ambient Lot per pallet*	$350	4	1,400
	Per Lot of Ambient Materials/Ancillary items*	$350	2	700
	Per Refrigerated Lot per pallet*	$600	6	3,600
Premium Receipts	Per Receipt (within 48 Hours)	$500	TBC	TBC
	Per Receipt (within 96 Hours)	$300	TBC	TBC
Bulk Drug Lot Sampling - (Ambient)	Per Occurrence	$300	TBC	TBC
Bulk Drug Lot Sampling- (Refrigerated)	Per Occurrence	$500	TBC	TBC
Storage of clinical trial materials – per location or partial location per month	Controlled Room Temp (15°C to 25°C)	$100	144 (6 locations for 24 months)	14,400
	Refrigerated Temp (2°C to 8°C)	$200	144 (6 locations for 24 months)	28,800
Subtotal				$48,900

*Should non-barcoded supplies or unreadable barcodes be received at Catalent, then additional charges may be applicable for the application of barcodes. A receipt fee will be charged for each pallet or lot, whichever is the greater number, received in a delivery (e.g., if 4 lots are received on 1 pallet, 4 receipt fees will be charged; if 1 lot is received on 3 pallets, 3 receipt fees will be charged).

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DISTRIBUTION
Item	Description	Unit Price ($)	Est. Quantity	Est. Price ($)
Manual preparation for shipment (up to 20 items)	Controlled Room Temperature (15°C to 25°C) - Administration fee per shipment	$195 domestic	10	1,950
	Refrigerated (2°C to 8°C) - Administration fee per shipment	$195 domestic	10	1,950
Items 21-100	Ambient/Controlled Room Temp/Refrigerated	$7 per item	TBC	TBC
Items 101-300		$5 per item	TBC	TBC
Items 301+		$3 per item	TBC	TBC
Premium Shipments (Same Day)	Per shipment	$500	TBC	TBC
Premium Shipments (Next Day)	Per Shipment	$300	TBC	TBC
Surcharge Standard Hazardous Shipment	Per Shipment	$100	TBC	TBC
Surcharge Bulk Hazardous Shipment	Per Shipment	$250	TBC	TBC
Performance tested insulated shippers/ temperature recording devices (TRD’s)	Per Small shipper	$110	TBC	TBC
	Per Medium Shipper	$115	TBC	TBC
	Per Large Shipper	$125	TBC	TBC
	Per Extra Large Shipper	$200	10	2,000
	Per Extra Large Shipper	$200	10	2,000
	Per Standard USB Temperature Recording Device	$75	10	750
Subtotal				$8,650

*Plus insulated shippers/TRDs, as appropriate.

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Catalent KCM (for returned goods)

RETURNS AND DESTRUCTION
Item	Description	Unit Price ($)	Est. Quantity	Est. Price ($)
Returns protocol initiation	Per protocol	$1,400	1	1,400
Returns receipt	Per shipper received (Standard ambient receipts)	$300	5	1,500
Accountability processing (standard process)	Per hour	$175	5	875
Pre-prepared returns kits (includes carton, airway bill, packing materials; tamper seals/secure materials added as applicable)	Per carton	$85	TBC	TBC
Pre-prepared return Label only	Per label	$15	TBC	TBC
Storage of returned medication	Per month – per location or partial location	$100	12	1,200
Preparation for destruction (may include any material pertaining to this Project, not solely returned drug supplies)	Price per hour	$175	10	1,750
Destruction (not controlled or hazardous)	Per pound (minimum charge of $500)	$3	167	500
Subtotal				$7,225

Catalent PHL (Destruction Only – onsite materials)

DESTRUCTION
Item	Description	Unit Price ($)	Est. Quantity	Est. Price ($)
Preparation for destruction (may include any material pertaining to this Project, not solely returned drug supplies)	Price per hour	$175	10	1,750

Destruction (not controlled or hazardous)	Per pound (minimum charge of $500)	$3	167	500
Subtotal				$2,250

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4.4. Estimated Courier Fees*

ESTIMATED COURIER FEES*
Depot Proposed	Country	Total Qty. of Shipments	Shipper	Est. Price Per Shipment ($)	Est. Total Price ($)
PHL	USA	20	TBC	200	4,000
Total Estimated Fees for Couriers					$4,000

*Please note customs duty charges are not included in the above costs. Courier Fees have been calculated with no knowledge of where the sites are to be located.

The above prices are based on using Catalent’s standard courier service. Should a premium courier service be required (i.e., World Courier, Marken, etc.), revised pricing would apply and the cost for the hire/use of premium courier shippers will be included within the courier cost.

Catalent will provide a listing of prices (including courier charges) for each shipment made but is unable to provide copies of original courier invoices. Examples of formats of these listings are available upon request. Courier Charges to be billed to:

Catalent Account: [X]	Client Account: [ ]

Note – if Catalent is to use BriaCell Therapeutics’ courier account for shipments to site, an additional charge is applicable to cover the administration of using this account. Should Catalent be asked to investigate damage or temperature excursions in transit when using Client’s courier account, an additional charge of $120 per hour will be applicable.

4.5. Revisions to Pricing

Catalent reserves the right to revise quoted price for any project because of initial scope change, planned deviations, revisions in specifications, modifications of test methods, undocumented requirements, retesting, requirements outside of Catalent SOPs, or any unforeseen difficulty in executing the project.

In addition, the quoted prices are subject to annual review to account for changes in inflation, increased overhead charges, etc. Any additional work will be performed based on written agreement from Client and will be documented on a Catalent QAR.

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Section 5. Invoicing Terms and Payment Terms

5.1. Invoicing Terms

Catalent will issue invoices for completed milestones. If a milestone includes multiple batches or packaging runs, each batch may be invoiced when completed along with any release testing that may be required.

Client Invoices should be emailed to the following address:

BriaCell Therapeutics Corp Markus Lacher

820 Heinz Avenue

Berkeley, CA 94710

Set Up Fees

DESCRIPTION	PRICE ($)
Upon signature of Packaging Request—initial run (Project set-up)	3,600
Upon signature of Packaging Request—subsequent run 1	900
Upon signature of Packaging Request—subsequent run 2	900
Upon signature of Distribution Summary – PHL	3,500
TOTAL	$8,900

Fixed Fees

DESCRIPTION	PRICE ($)
Upon signature of this Quotation (procurement items, materials ONLY)	4,313
Upon completion of Primary Packaging	17,071
Upon completion of Secondary Packaging	35,978
TOTAL	$57,362

Fee-For-Service

DESCRIPTION	PRICE ($)
FFS prices will be billed independently as incurred	78,905
TOTAL	$78,905

Catalent Confidential	Page 12 of 23

Courier Fees

DESCRIPTION	PRICE ($)
Will be billed independently as incurred	4,000
TOTAL	$4,000

This Quotation does not include an estimate for tax which, if applicable, will be applied to invoices at the current and relevant rate which can vary from country to country. This should be considered for study budgeting purposes, as appropriate. More detail on current tax rates, including eligibility for reclaiming VAT, is available from the relevant local government body.

5.2. Payment Terms

Payments for all invoices are due within 30 days following the date of the invoice and are non-refundable. Any applicable wire transfer fees must be included in the payment issued to Catalent. Notwithstanding any other provision of this Quotation, if at any time any payment is not received by Catalent by its due date, then Catalent may, in addition to any other remedies available at equity or in law, (A) charge interest on the outstanding sum from the due date (both before and after any judgment) at 2% per month until paid in full (or, if less, the maximum amount permitted by Applicable Laws); (B) suspend any further performance hereunder until such invoice is paid in full; (C) require payment in advance before performing any further Services or making any further shipment of Product; and/or (D) terminate this Quotation, all without releasing Client from its obligations under this Quotation.

5.3. Advance Payment

Notwithstanding any other provision of this Quotation, if at any time Catalent determines that Client’s credit is impaired, Catalent may require payment in advance before performing any further services or making any further shipment of Product. If Client shall fail, within a reasonable time, to make such payment in advance, or if Client shall fail to make any payment when due, Catalent shall have the right, at its option, to suspend any further performance hereunder until such default is corrected, without thereby releasing Client from its obligations under this Agreement.

Section 6. Scheduling/Deliverables

6.1. Scheduling

A signed Quotation, purchase order number (where applicable), a signed protocol (if applicable) and all Client-supplied materials must be received by Catalent for this Project to be scheduled. A signed and effective Quality Technical Agreement must be on file prior to the initiation of any GMP activities.

Once scheduled, Client will be notified by the Project Manager of the anticipated start and completion date of the Project activities.

The parties to this Quotation agree that, notwithstanding the 30-day period of acceptance set forth in Section A of the Terms and Conditions governing this Quotation, this Quotation must be signed and delivered by 07Jul2019 in order to schedule project key dates.

The parties intend this acceptance date to take precedence and control over Section A of the Terms and Conditions, notwithstanding any amendments thereto agreed in accordance with its terms.

Provided that (i) all project set-up milestones communicated in a Project Plan by the Project Manager are met, and (ii) Catalent receives all supplies, information, materials and Client approvals, in accordance with the dates communicated, Catalent will target the following dates (“Target Dates”) set out below.

Client Required Target Dates:

Target Packaging Completion date	August 2019
Target Shipment Availability date	September 2019

BriaCell Therapeutics Corp has not provided required Target Dates for this work, so assumptions have been made without an assessment of operations capacity. These dates will be revised and confirmed upon receipt of additional information from BriaCell Therapeutics Corp.

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Section 7. Additional Project Terms

7.1. Premium Services

Where supplies, information, materials or approvals are received later than the dates defined in the Project Plan, Catalent may offer a premium service whereby the original Target Dates (or such revised Target Dates as may be agreed between the parties in writing), may be achieved (“Premium Service”). If the delays in the Client providing supplies, information, materials or approvals are caused by a late deliverable from Catalent, and are not attributable to the Client or a third party, Catalent will target to deliver to the original Target Dates.

Premium Service – Manufacturing & Packaging

Catalent may offer a Premium Service where Manufacturing & Packaging work is required to be delivered on an accelerated, non-standard timeline. If communicated prior to acceptance of this Quotation, charges will be included in the Project Pricing section of the Quotation for the expedited delivery of work to non-standard timelines. If a Premium Service is required after acceptance of this original Quotation, then charges will be applied as below or, in exceptional circumstances, a Quotation Amendment Request (“QAR”) may be issued. Catalent will notify the Client in advance of the Premium Service level that will be applied.

Premium Service Level	Premium Service Charges (% charged in addition to the service being expedited; i.e., set-up, label design, packaging, etc.)
Silver (Acceleration of work to mitigate delays to achieve original Target Date with standard working resources and hours)	50%
Gold (Acceleration of work to mitigate delays to achieve original Target Date with over-time or additional working resources and hours)	100%
Platinum (Acceleration of work to mitigate delays and deliver to revised Target Date with over-time or additional working resources and hours)	150%
Diamond (Acceleration of work to mitigate delays and deliver to revised Target Date with additional shifts deployed and over-time and/or resource)	200% or QAR may be issued to detail specific pricing.

7.2. Cancellations and Postponements

Client shall have the right to cancel or postpone their reserved manufacturing or packaging slot at any time upon written notice to Catalent.

If this Project is cancelled by Client, Catalent will invoice Client the cost of any samples/materials, work performed before cancellation, reference materials, equipment, and supplies purchased by Catalent specifically for this Project.

For batch manufacturing or packaging, if Client cancels or postpones their reserved manufacturing/ packaging slot, Catalent reserves the right to invoice fees according to the following calendar day schedule.

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Notification Prior to Date of Packaging or Manufacturing	Fee (% of Total Packaging or Manufacturing Cost)
20 – 29 days	25%
10 – 19 days	50%
4 – 9 days	75%
0 – 3 days	90%

For shipment requests, if Client cancels a requested shipment prior to picking of the shipment then the administration fee only for the shipment will be charged. If Client cancels a requested shipment after picking of the shipment has started then the full value of the shipment (administration fee and any associated pick fees) will be charged.

7.3. Mutual Termination Rights

Either party may terminate this Quotation immediately without further action if (A) the other party files a petition in bankruptcy, or enters into an agreement with its creditors, or applies for or consents to the appointment of a receiver, administrative receiver, trustee or administrator, or makes an assignment for the benefit of creditors, or suffers or permits the entry of any order adjudicating it to be bankrupt or insolvent and such order is not discharged within 30 days, or takes any equivalent or similar action in consequence of debt in any jurisdiction; or (B) the other party materially breaches any of the provisions of this Quotation, and such breach is not cured within 60 days after the giving of written notice requiring the breach to be remedied.

If this Quotation is terminated, Client shall pay Catalent for all Services performed up to the date of termination plus any applicable cancellation fees pursuant to Section 7.2, and shall reimburse Catalent for all costs and expenses incurred, and all non-cancelable commitments made, in the performance of Services, including (A) any costs incurred to wind down and cease any ongoing Services and (B) all costs for Client-specific purchases made by Catalent.

7.4. Additional Fees

In addition to the fixed fees, the following charges may apply. No charges will be issued unless the materials are required or the service is needed.

Activity	Description	Price per Unit
Administrative Fees	Administrative tasks such as photocopying of raw data	$150 per hour

Other Charges	Description
Project-specific travel and/or meetings	Airfare costs will be issued through to Client. A daily per diem for travel time, accommodation, food, and transportation will be agreed between Catalent and Client. A QAR will be issued related to any travel requirements.
Additional or non-standard Project Management Service

Project Management Services associated with study set up and monitoring of study execution and close-out includes: weekly team teleconference with Client to update project status and activities. Generation of Catalent Project Management documentation to support set-up and monitoring of study execution – scope documents, agendas and minutes, Project timeline (Gantt) etc.

Any additional or special requests e.g. Completion of Client required documentation/reports, required solely for Client’s Project will be discussed, agreed and invoiced to Client following Client approval

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7.4.1. Government Fees and Expenses

Client shall reimburse Catalent for any payments Catalent is required to make to any regulatory authority resulting directly from Catalent’s formulation, development, manufacturing, processing, filling, packaging, storing or testing of Client’s product or Client-supplied materials including without limitation any payments or fees Catalent is required to make pursuant to the Generic Drug User Fee Amendments of 2017 (“GDUFA Fees”). For generic drugs, GDUFA Fees apply when the ANDA is filed and are due thereafter on an annual basis, unless otherwise specifically agreed in a supply agreement between Catalent and Client. Catalent will invoice Client for Client’s pro-rata share of the annual GDUFA Fees Catalent incurs for each Catalent manufacturing or packaging facility identified in Client’s ANDA(s) pursuant to FDA regulations (this includes but is not limited to any Catalent facility which manufactured or packaged Client’s registration batches). Catalent will invoice Client for reimbursement of all other payments or fees at the time they are incurred by Catalent. Client shall pay all such invoices within 30 days from the date of such invoice.

7.5. Project Management

Following execution of this Quotation, Catalent will conduct the work detailed herein under the leadership of a Project Manager (“PM”). As the Client advocate, the Project Manager will serve as the primary point of contact for communication between Client and Catalent to ensure effective flow of information and rapid resolution of any issues. To achieve this, Catalent will establish and maintain a cohesive and highly effective project team throughout the project lifecycle.

PROJECT MANAGEMENT
Activity	Monthly Management Fee
Bi-Weekly (Non-CRO) one-hour meetings during the maintenance of the project (after set up phase is complete)	√
Monitor the compliance to the project plan and update the plan	√
Ongoing Identification of project risks and ensure they are recognized and satisfactorily addressed.	√
Monitor the project deliverables to ensure milestones are delivered per agreed-upon timeline	√
Ongoing study communication and maintenance of day to day activities.	√
Monitor adherence to the contractual scope and initiate Quotation Amendment Records as required (If a detailed budget tracker is required this may be provided as an additional PM service).	√

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Collectively the Monthly Management Fee accounts for up to a total of 4hrs (or 8hrs for CRO) of project management activities as detailed above. Any changes in scope (either by activity or time), such as revisions to documents or additional meetings would be billed at the hourly PM Fee rate. Monthly Management Fees (if applicable) will commence upon signature of this contract

PROJECT SET-UP MEETINGS
Activity	Packaging set up	Distribution Set up
Kick-off meeting with Client to review Quotation; includes meeting minutes	√	√
Preparation of project documentation	√	√
Internal kick-off meeting at all Catalent facilities involved in the Project	√	√
Weekly one-hour meetings during project set-up	√
Distribution project set-up meetings		√
Country set-ups		√

Any changes in scope requiring revisions to documents or additional meetings would be billed at the hourly PM Fee rate.

7.6. Project Notes/Assumptions

●	Prices are based on utilizing Catalent approved suppliers for raw materials and/or packaging components. If raw materials and/or packaging components are required to be supplied by un- approved vendors the Client may either supply the raw material and/or packaging component from a Client-approved vendor or Catalent will audit the vendor at the Client’s cost.

●	Prices are based on using Catalent’s standard practices. If additional services are required that exceed the standard Catalent practices (i.e., per a Client-specific Quality Agreement) additional costs may be incurred.

●	The storage rate provided in this Quotation is for the standard Catalent unit of storage for that particular storage temperature. Dependent upon the location and requirements, Catalent may also utilize different types of storage unit to provide more cost-effective storage solutions or to increase process efficiency. Should items be stored in a non-standard storage location the Client will be charged an appropriate percentage of the standard unit price.

●	Catalent has commercial agreements with its suppliers and vendors that are not limited to the goods and services to be procured under this work order; Catalent does not pass through benefits (cash discounts, trade discounts, rebates or allowances), if any, received under such agreements.

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●

Pricing for components/materials does not include incoming freight charges, associated shipping materials, insurance charges, taxes or customs charges into the country of the receiving Catalent facility. Charges will be invoiced once they are received and are payable by Client.

●	Catalent shall not be obligated to perform any services which would involve any countries that are targeted by the comprehensive sanctions, restrictions or embargoes administered by the United Nations, European Union, United Kingdom or United States.

Section 8. Terms and Conditions

This Quotation is governed by Catalent’s Standard Terms and Conditions attached to this Quotation (the “Terms and Conditions”).

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Catalent Standard Terms and Conditions

These Catalent Standard Terms and Conditions (“Terms and Conditions”) constitute a part of this Quotation to which they are attached (collectively, this “Quotation”), provided, that these Terms and Conditions supersede any conflicting terms and conditions set forth in this Quotation to which they are attached or any other document, including Client’s purchase orders. Catalent shall have the right to cause any of its Affiliates to perform any of its obligations hereunder; provided that Catalent shall remain liable for the performance of such Affiliates.

A. Definitions.

“Affiliate(s)” means, with respect to Client or any third party, any corporation, firm, partnership or other entity that controls, is controlled by or is under common control with such entity; and with respect to Catalent, “Affiliate(s)” means Catalent, Inc., and any corporation, firm, partnership or other entity controlled by Catalent, Inc. For the purposes of this definition, “control” means the ownership of at least fifty percent (50%) of the voting share capital of an entity or any other comparable equity or ownership interest.

“Applicable Laws” means, with respect to Client, all laws, ordinances, rules and regulations, currently in effect or enacted or promulgated during the term of this Quotation, and as amended from time to time, of each jurisdiction in which Client-supplied Materials and Product are produced, marketed, distributed, used or sold; and with respect to Catalent, all laws, ordinances, rules and regulations, currently in effect or enacted or promulgated during the term of this Quotation, and as amended from time to time, of each jurisdiction in which Catalent performs the Project; provided that cGMP shall not constitute Applicable Laws except to the extent expressly stated in the applicable Quotation.

“Client-supplied Materials” means any materials to be supplied by or on behalf of Client to Catalent for use in the Project, including but not limited to, API, any client trial materials, Product, reference materials, and any Comparator Drug supplied by Client or procured by Catalent at the direction of Client.

“Comparator Drug” means any investigational or marketed product or placebo which is used as a reference in a clinical trial.

“Product” means the pharmaceutical product, which is the subject of the Project pursuant to this Quotation. “Project” means the services performed by Catalent for Client under this Quotation.

B. Changes. Catalent may revise the prices provided in this Quotation (i) if Client’s requirements or any Client-provided information is inaccurate or incomplete; (ii) if Client revises Catalent’s responsibilities or the Project specifications, instructions, procedures, assumptions, processes, test protocols, test methods or analytical requirements; (iii) for such other reasons set forth in this Quotation; or (iv) any unforeseen circumstances which affect the Project. Any revision to this Quotation shall be set forth in a Quotation Amendment Record (“QAR”) signed by both parties in accordance with Article R. In addition, the prices provided in this Quotation are subject to annual review to address changes in inflation, increased overhead charges, and other commercially reasonable factors.

C. Client Obligations. Client grants Catalent full authority to use any Client-supplied Materials and Product for purposes of the Project. Unless otherwise agreed to by the parties in writing, Client is solely responsible at its cost and expense to (i) provide complete and accurate scientific data regarding the Project; (ii) deliver to Catalent all Client-supplied Materials and Product in quantities and quality sufficient to meet the requirements of the Project within timelines consistent with the Project, and provide a Safety Data Sheet as required; (iii) prepare all submissions to regulatory authorities and obtain Catalent’s prior written consent (which will not be unreasonably withheld) before identifying Catalent in such regulatory submissions; (iv) if applicable, review and approve all in-process and finished Product test results to ensure conformity of such results with the Product specifications, regardless of which party is responsible for finished Product release; and (v) perform such other obligations of Client set forth in this Quotation. Client shall retain title to Client-supplied Materials at all times and shall bear the risk of loss thereof.

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D. Delivery. (i) Catalent shall deliver all Product, Comparator Drug and other materials the subject of the Project EXW (Incoterms 2010) Catalent’s facilities. To the extent not already held by Client, title shall pass to Client upon such tender of delivery. When Catalent provides storage under the Project, title and risk of loss shall pass to Client upon transfer to storage. (ii) In the event Catalent arranges shipping or performs similar loading and/or logistics under the Project for Client at Client’s request, such loading and/or logistics are performed by Catalent at Client’s expense and on Client’s behalf as a convenience to Client only and does not alter subsection (i) herein.

E. Invoices and Payments. Catalent will invoice Client as set forth in this Quotation. Payments for all invoices are due within 30 days following the date of the invoice and are non-refundable. Payment for Comparator Drug is as set forth in the terms of the Quotation. Notwithstanding any other provision of this Quotation, if at any time any payment is not received by Catalent by its due date, then Catalent may, in addition to any other remedies available at equity or in law, (i) charge interest on the outstanding sum from the due date (both before and after any judgment) at 2% per month until paid in full (or, if less, the maximum amount permitted by Applicable Laws); (ii) suspend any further performance of the Project hereunder until such invoice is paid in full, without releasing Client from its obligations under this Quotation; (iii) require payment in advance before any further performance of the Project or making any further shipments hereunder; and/or (iv) terminate this Quotation, all without releasing Client from its obligations under this Quotation; and Client shall reimburse Catalent for all costs and expenses incurred and all non- cancellable commitments made under the Project. Failure to bill for interest due shall not be a waiver of Catalent’s right to charge interest.

F. Taxes. All sales, use, gross receipts, compensating, value-added or other taxes, duties, licenses or fees (excluding Catalent’s net income and franchise taxes) assessed by any tax jurisdiction for Client-supplied materials and Product arising from the Project are the responsibility of Client, whether paid by Catalent or Client.

G. Regulatory Compliance. Catalent shall obtain and maintain all permits and licenses with respect to general facility operations in the jurisdiction in which Catalent performs the Project. Client shall be responsible at its cost to obtain and maintain all other regulatory approvals, authorizations, certifications and permits relating to Product and Client-supplied Materials, including without limitation, those relating to the import, export, use, distribution and sale of Product and Client-supplied Materials. Client shall reimburse Catalent for any payments Catalent is required to make to any regulatory or governmental authority pursuant to Applicable Laws resulting directly from Catalent’s formulation, development, manufacturing, processing, filling, packaging, storing or testing of Client’s Product or Client-supplied Materials. Catalent shall not be obligated to perform any services under the Project which would involve any countries that are targeted by the comprehensive sanctions, restrictions or embargoes administered by the United Nations, European Union, United Kingdom or United States.

H. Audits. Client may conduct one quality assurance facility audit every other year at no cost, at reasonable times during regular business hours. Additional audits will be invoiced separately at the current rate for such audit unless such audit is for a material quality or compliance issue concerning the Project.

I. Regulatory Inspections. Catalent will promptly notify Client of any regulatory inspections directly relating to the Project. Client shall reimburse Catalent for reasonable and documented costs associated with such regulatory inspections.

J. Confidentiality. All information disclosed by a party in connection with this Quotation shall be confidential information, unless such information is (i) already known to the receiving party, on a non-confidential basis, as evidenced by written records; (ii) independently developed or discovered by the receiving party without the use of the disclosing party’s confidential information, as evidenced by written records; (iii) in the public domain, other than through the fault of the receiving party; or (iv) disclosed to the receiving party by a third party not in breach of a duty of confidentiality owed to the disclosing party. Neither party shall, without the other party’s prior written consent, use the confidential information of the other party or disclose such information except (a) to provide to employees of the receiving party or its Affiliates who require such information to perform such party’s obligations under this Quotation, or (b) as required to be disclosed by law or regulation; provided that the receiving party first gives prompt written notice thereof to the disclosing party. This undertaking shall survive for 7 years following the date of this Quotation.

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K. Intellectual Property. For purposes hereof, “Background IP” means all intellectual property and embodiments thereof owned by or licensed to Client or Catalent, respectively, as of the date hereof, or developed by Client or Catalent, respectively, other than in connection with the Project; “Invention” means any intellectual property developed by either party in connection with the Project; “Client Inventions” means any Invention that relates exclusively to the Client Background IP or Client’s patented or proprietary API, as applicable; and “Catalent Inventions” means any Invention, other than a Client Invention, that relates exclusively to the Catalent Background IP or relates to developing, formulating, manufacturing, filling, processing, packaging, analyzing or testing pharmaceutical products. All Client Background IP and Client Inventions shall be owned solely by Client and no right therein is granted to Catalent under this Quotation except as necessary for use in performing the Project. All Catalent Background IP and Catalent Inventions shall be owned solely by Catalent and no right therein is granted to Client under this Quotation. The parties shall cooperate to achieve the allocation of rights to Inventions anticipated herein and each party shall be solely responsible for costs associated with the protection of its intellectual property.

L. Client Warranties. Client is solely responsible at its cost and expense to (i) provide complete and accurate scientific data regarding the Project; and (ii) hold, use and/or dispose of Client-supplied Materials and Product provided by Catalent in accordance with Applicable Laws. Client warrants that no transactions or dealings under this Quotation shall be conducted with or for an individual or entity that is designated as the target of any sanctions, restrictions or embargoes administered by the United Nations, European Union, United Kingdom or the United States of America.

M. Catalent Warranties. Catalent will perform the Project in accordance with the written specifications and Project instructions expressly set forth or referenced in this Quotation. Catalent warrants that no transactions or dealings under this Quotation shall be conducted with or for an individual or entity that is designated as the target of any sanctions, restrictions or embargoes administered by the United Nations, European Union, United Kingdom or the United States of America. THE WARRANTIES SET FORTH IN THIS ARTICLE ARE THE SOLE AND EXCLUSIVE WARRANTIES MADE BY CATALENT TO CLIENT, AND CATALENT MAKES NO OTHER REPRESENTATIONS, WARRANTIES OR GUARANTEES OF ANY KIND WHATSOEVER, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE.

N. Indemnification. Client will indemnify, defend and hold harmless Catalent, its Affiliates and their respective directors, officers, employees and agents from and against any third-party claim arising directly or indirectly from (i) the manufacture, promotion, marketing, distribution or sale of, or use of or exposure to, the Product and Client-supplied Materials that are the subject of the Project, including Product liability and strict liability, (ii) the negligence or willful misconduct of Client, (iii) the breach of its representations, warranties or obligations set out in this Quotation by Client, or (iv) any actual or alleged infringement of any third-party intellectual property arising out of the use of Client information, Product and Client-supplied Materials; in each case, including but not limited to costs associated with responding to subpoenas and giving testimony relating to disputes between Client and third parties. Catalent will indemnify, defend and hold harmless Client, its Affiliates and their respective directors, officers, employees and agents from and against any third-party claim arising directly or indirectly from the negligence or willful misconduct of Catalent or the breach of its representations, warranties or obligations set out in this Quotation by Catalent.

O. Limitations of Liability. CATALENT’S TOTAL LIABILITY UNDER THIS QUOTATION OR QAR SHALL IN NO EVENT EXCEED THE TOTAL FEES PAID UNDER THIS QUOTATION OR QAR, RESPECTIVELY (BUT EXCLUDING TOTAL FEES PAYABLE AND PAID BY CLIENT TO CATALENT FOR COMPARATOR DRUG).

CATALENT SHALL HAVE NO LIABILITY UNDER THIS QUOTATION OR QAR FOR ANY AND ALL CLAIMS FOR LOST, DAMAGED OR DESTROYED CLIENT-SUPPLIED MATERIALS, WHETHER OR NOT SUCH CLIENT- SUPPLIED MATERIALS ARE USED IN THE PROJECT OR INCORPORATED INTO FINISHED PRODUCT.

NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OR LOSS OF REVENUES OR PROFITS (WHETHER DIRECT OR INDIRECT) OR LOSS OF DATA, ARISING OUT OF PERFORMANCE UNDER THIS QUOTATION OR QAR, WHETHER IN CONTRACT OR IN TORT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

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P. Insurance. Each party shall, at its own cost and expense, obtain and maintain in full force and effect during the term of this Quotation the following: (i) Commercial General Liability Insurance with a per-occurrence limit of not less than $1,000,000; (ii) Products and Completed Operations Liability Insurance with a per-occurrence limit of not less than $10,000,000; and (iii) Workers’ Compensation Insurance with statutory limits and Employers Liability Insurance with limits of not less than $1,000,000 per accident. Client shall maintain All Risk Property Insurance, including transit coverage, in an amount equal to the full replacement value of its property while in, or in transit to or from, a Catalent facility. Each party shall be named as an additional insured within the other party’s products liability insurance policies; provided that such additional insured status will apply solely to the extent of the insured party’s indemnity obligations under this Quotation and obtain a waiver of subrogation clause from its property insurance carriers in favor of the other party.

Q. Termination. Either party may terminate this Quotation immediately without further action if (i) the other party files a petition in bankruptcy, or enters into an agreement with its creditors, or applies for or consents to the appointment of a receiver, administrative receiver, trustee or administrator, or makes an assignment for the benefit of creditors, or suffers or permits the entry of any order adjudicating it to be bankrupt or insolvent and such order is not discharged within 30 days, or takes any equivalent or similar action in consequence of debt in any jurisdiction; or (ii) notwithstanding Article E, the other party materially breaches any of the provisions of this Quotation, and such breach is not cured within 60 days after the giving of written notice requiring the breach to be remedied.

R. Amendment and Precedence. This Quotation constitutes the entire understanding between the parties, and supersedes any contracts, agreements or understandings (oral or written) of the parties, with respect to the Project. No term of this Quotation may be amended except upon written agreement signed by both parties.

S. No Waiver. Failure by either party to insist upon strict compliance with any term of this Quotation in any one or more instances will not be deemed to be a waiver of its rights to insist upon such strict compliance with respect to any subsequent failure.

T. Independent Contractor. The relationship of the parties is that of independent contractors and not of joint venturers, co-partners, employer/employee or principal/agent.

U. No Third-Party Beneficiaries. This Quotation shall not confer any rights or remedies upon any person or entity other than the parties named herein and their respective successors and permitted assigns.

V. Governing Law and Dispute Resolution. This Quotation shall be governed by and construed under the laws of the State of New York, USA, excluding its conflict of law provisions. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Quotation. If a dispute arises between the parties in connection with this Quotation, the respective senior executives of Catalent and Client shall first attempt to resolve the dispute. If such executives cannot resolve the dispute, such dispute shall be resolved in the English language, in New York by binding arbitration in accordance with the then existing commercial arbitration rules of The CPR Institute for Conflict and Dispute Resolution, New York, NY.

W. Publicity. Neither party will make any press release or other public disclosure regarding this Quotation or the transactions contemplated hereby without the other party’s express prior written consent, except as required by Applicable Laws, by any governmental agency or by the rules of any stock exchange on which the securities of the disclosing party are listed, in which case the party required to make the press release or public disclosure shall use commercially reasonable efforts to obtain the approval of the other party prior to issuing the press release or public disclosure.

X. Right to Dispose and Settle. If Catalent requests in writing from Client direction with respect to disposal of any inventories of Client-supplied Materials, Product, samples or other items belonging to Client and is unable to obtain a response from Client within a reasonable time period after making reasonable efforts to do so, Catalent may in its sole discretion (i) dispose of all such items and (ii) set-off any and all amounts due to Catalent or any of its Affiliates from Client against any credits Client may hold with Catalent or any of its Affiliates.

Y. Force Majeure. Except as to payments required under this Quotation, neither party will be liable for any failure to perform or for delay in performance resulting from any cause beyond its reasonable control, including without limitation, acts of God, fires, earthquakes, floods or weather, strikes or lockouts, factory shutdowns, embargoes, wars, armed hostilities, terrorist events, riots, or shortages in transportation. If the cause continues unabated for 90 days, then both parties shall meet to discuss and negotiate in good faith what modifications to this Quotation should result from such cause.

Z. Survival. Subject to execution, the rights and obligations of Client and Catalent in Articles E (Invoices and Payments), F (Taxes), G (Regulatory Compliance), I (Regulatory Inspections), J (Confidentiality), K (Intellectual Property), L (Client Warranties), M (Catalent Warranties), N (Indemnification), O (Limitations of Liability), P (Insurance), U (No Third-Party Beneficiaries), V (Governing Law and Dispute Resolution), W (Publicity), X (Right to Dispose and Settle), and Z (Survival) of these Terms and Conditions shall survive termination or expiration of this Quotation.

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